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                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Jefferies Group, Inc.

We consent to incorporation by reference in the Registration Statement on Form S-3 of Jefferies Group, Inc. of our report dated January 17, 2001, relating to the consolidated statements of financial condition of Jefferies Group, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Jefferies Group, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG LLP

Los Angeles, California
January 4, 2002